Exhibit 5

October 19, 2007

Blue Star Energy, Inc.
5525 Erindale Dr., Suite 201
Colorado Springs, Colorado 80918

Re:	Registration Statement on Form SB-2 Covering Registration of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Blue Star Energy, Inc., a Colorado corporation (the “Company”), in connection with the registration by the Company of 9,660,000 shares of common stock (“Shares”), as more fully set forth in the Registration Statement on Form SB-2, Commission File No. 333-146561, as filed by the Company on October 9, 2007 and as subsequently amended.

In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate.

The attorneys of our firm are admitted to the Bar in the State of Colorado only. Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

    1.        The Company is a corporation, duly incorporated and validly existing under the laws of the State of Colorado.

    2.        All of the Shares have been legally and validly authorized under the Articles of Incorporation of the Company and the Shares represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

DUFFORD & BROWN, P.C.

/s/ Dufford & Brown, P.C.